Exhibit 99.1
For immediate release
For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES THIRD QUARTER
FISCAL YEAR 2009 RESULTS
Third Quarter Highlights:
•	Sales total $92 million.

•	Net income of $0.17 per fully diluted share.

•	Company continues to invest in sales force expansion.

•	Company retains debt free position.

•	Company affirms FY 2009 outlook of $.80 to $1.00 earnings per share.
June 3, 2009 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $1.6 million or $0.17 fully diluted net income per share for the FY 2009 third quarter compared to $3.8 million or $0.37 per fully diluted share in the prior year.
Sales were $92 million this quarter, down 18.4% compared to the prior year.  The lower U.S./Canadian dollar exchange rate this quarter compared to the prior year quarter, accounts for approximately 6.7% while reduced fuel surcharges account for approximately 5.1% of the year-over-year sales decline. Our core growth rate, the rate excluding the impact of foreign exchange and fuel surcharges, declined approximately 6.6% compared to the prior year quarter. The U.S. core growth rate declined 9.5% while the Canadian core growth rate declined 3.1%. Approximately half of the decline in U.S. core sales is attributable to a reduction in shipment volumes from our largest U.S. customer.
Selling, general and administrative (“SG&A”) expenses were $21.3 million, 6.5% below the prior year. Substantially all the dollar decline is attributable to the lower Canadian dollar this year compared to the prior year as the incremental investments we are making in the sales force offset lower bonus accruals and the reductions in force made last quarter. As a percentage of sales, SG&A expenses were 23.1% in the current quarter compared to 20.2% in the prior year quarter.
Operating income declined 55% compared to the prior year quarter as sales declined 18.4%. Cost of sales, which generally vary with sales, declined as a percentage of sales from 73.8% to 73.1% while the relatively fixed SG&A expenses, including the additional investment we are making in the sales organization, increased as a percentage of sales from 20.2% to 23.1%. Purchased transportation costs, the largest component of cost of sales represented 64.5% of sales in the
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Dynamex — Third Quarter Fiscal Year 2009
June 3, 2009

current year quarter, compared to 66.0% in the prior year. Other direct costs, that are less variable than purchased transportation, were 8.6% of sales compared to 7.8% last year.
Income tax expense was $1.1 million, 39.8% of income before taxes in the current year quarter compared to $2.3 million, 38.1% of income before taxes in the prior year. The higher effective tax rate this year results from the repatriation of approximately $6 million from Canada in the first quarter of FY 2009. We expect the effective tax rate to be in the 40% range for the remainder of the 2009 fiscal year.
Third Quarter Highlights
“Our fiscal third quarter results reaffirmed the trends we discussed when we updated our guidance in late April,” said James L. Welch, president and chief executive officer of Dynamex. “The economy remains weak and this is resulting in lower shipment volumes for many of our customers. Despite the current conditions, I am pleased with our 26.9% gross margin, which was better than the year ago quarter and validates the effectiveness of our variable, direct cost structure. Furthermore, we increased our cash by $5.7 million while funding $3.3 million in capital expenditures. Our business remains profitable, and very importantly, we have zero debt.
“While we continue to believe there will be little improvement in shipment volumes through the balance of our fiscal year ending in July, the investment in our sales force continues to be a priority for our business,” added Welch. “This involves the recruitment, training and development of a significantly larger and more highly skilled sales force. While the timing of any improvements in the economy are uncertain at best, we will be well poised to leverage these opportunities as soon as they begin to occur.
“Given the current economic challenges, we are pleased with our third quarter results,” concluded Welch. “I am especially proud of our employees’ hard work and dedication during current conditions to ensure our business delivers the best possible results for our customers and shareholders. We believe our business is very well positioned both today and for the future when the business environment improves.”
Long-Term Debt
Long-term debt was zero at April 30, 2009. Cash on hand and cash flow generated from operations was sufficient to fund operations and capital expenditures.
Margins
The gross margin was 26.9% of sales in the current quarter, at the upper end of our target range of 26.5% to 27.0%, and above the same quarter last year. Management expects the gross margin percentage for the remainder of this fiscal year to be in our target range of 26.5% to 27.0%.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $3.6 million, 3.9% of sales in the current quarter compared to $6.9 million or 6.1% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).
Cash Flow from Operations
Net cash provided by operating activities was $7.1 million compared to $6.4 million net cash provided in the prior year. The increase in cash provided by operating activities this year is
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Dynamex — Third Quarter Fiscal Year 2009
June 3, 2009

principally attributable to lower requirements to fund increases in working capital compared to the prior year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) was $849,000 in this quarter, up from $747,000 in the third quarter last year due principally to the higher level of capital additions over the last two fiscal years. As a percent of sales, D&A was 0.9%, compared to 0.7% in the prior year period. In the current quarter, the Company purchased approximately $2.8 million of specialized equipment to service a specific customer under a five-year contract extension that will increase future D&A.
Interest Expense
Interest expense for the three months ended April 30, 2009 was $51,000, $3,000 above the prior year period.
Outlook
The following outlook for FY 2009 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects FY 2009 sales of $390 million to $405 million.
The Company expects FY 2009 net income to range from $0.80 to $1.00 per fully diluted share.
Investor Call
The Company will host an investor conference call on Thursday, June 4, 2009, at 9:00 a.m. Central Time. James Welch, President and CEO along with Ray Schmitz, Vice-President and CFO, will present results and be available to answer questions. All interested parties may access the call Toll-Free at 1-877-407-9039. A participant will need the following information to access the conference call: Company name – “Dynamex.” A telephone replay of the conference call will be available Toll-Free through June 11, 2009, at 1-877-660-6853, enter Account Number 3055 and Conference ID Number 322120.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
*     *     *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
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Dynamex — Third Quarter Fiscal Year 2009
June 3, 2009

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
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Dynamex — Third Quarter Fiscal Year 2009
June 3, 2009

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	April 30,	July 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,422	$19,888
Accounts receivable (net of allowance for doubtful accounts of $1,777 and $915, respectively)	43,247	47,288
Income taxes receivable	2,989	1,546
Prepaid and other current assets	4,079	4,429
Deferred income taxes	4,099	3,504

Total current assets	64,836	76,655

Property and equipment — net	11,237	8,670
Goodwill	46,358	48,109
Intangibles — net	606	808
Other assets	3,077	4,382

Total assets	$126,114	$138,624

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable trade	$8,867	$12,621
Accrued liabilities	21,397	24,160

Total current liabilities	30,264	36,781

Long-term debt	—	—
Other long-term liabilities	4,673	4,209

Total liabilities	34,937	40,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 9,713 and 10,148 outstanding, respectively	97	101
Additional paid-in capital	35,839	45,311
Retained earnings	53,888	46,905
Unrealized foreign currency translation adjustment	1,353	5,317

Total stockholders’ equity	91,177	97,634

Total liabilities and stockholders’ equity	$126,114	$138,624

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June 3, 2009

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Nine months ended
	April 30,		April 30,
	2009	2008	2009	2008
Sales	$92,234	$112,976	$305,242	$336,684

Cost of sales:
Purchased transportation	59,450	74,521	197,705	222,038
Other direct costs	7,934	8,865	26,367	25,518

	67,384	83,386	224,072	247,556

Gross profit	24,850	29,590	81,170	89,128

Selling, general and administrative
Expenses:
Salaries and employee benefits	14,854	15,591	47,891	48,631
Other	6,480	7,228	19,451	20,744

	21,334	22,819	67,342	69,375

Depreciation and amortization	849	747	2,443	2,119
(Gain) loss on disposal of property and equipment	(37)	1	(38)	(15)

Operating income	2,704	6,023	11,423	17,649

Interest expense	51	48	132	180
Other income, net	(64)	(124)	(373)	(427)

Income before taxes	2,717	6,099	11,664	17,896

Income tax expense	1,082	2,325	4,681	6,709

Net income	$1,635	$3,774	$6,983	$11,187

Basic earnings per common share:	$0.17	$0.37	$0.71	$1.10

Diluted earnings per common share:	$0.17	$0.37	$0.71	$1.09

Weighted average shares:
Common shares outstanding	9,711	10,243	9,802	10,216
Adjusted common shares — assuming exercise of stock options	9,723	10,329	9,838	10,308
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited)
Continued

	Three months ended		Nine months ended
	April 30,		April 30,
	2009	2008	2009	2008
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	64.5%	66.0%	64.8%	65.9%
Other direct costs	8.6%	7.8%	8.6%	7.7%

	73.1%	73.8%	73.4%	73.6%

Gross profit	26.9%	26.2%	26.6%	26.4%

Selling, general and administrative expenses:
Salaries and employee benefits	16.1%	13.8%	15.7%	14.3%
Other	7.0%	6.4%	6.4%	6.2%

	23.1%	20.2%	22.1%	20.5%

Depreciation and amortization	0.9%	0.7%	0.8%	0.6%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	2.9%	5.3%	3.7%	5.3%

EBITDA Margin	3.9%	6.1%	4.7%	6.0%
EBITDA	$3,617	$6,894	$14,239	$20,195

Reconciliation of Non-GAAP Financial Measures:
Net income	$1,635	$3,774	$6,983	$11,187
Income tax expense	1,082	2,325	4,681	6,709
Interest expense	51	48	132	180
Depreciation and amortization	849	747	2,443	2,119

EBITDA	$3,617	$6,894	$14,239	$20,195

Sales by Service Type
On Demand	$28,594	31.0%	$35,821	31.7%	$97,262	31.9%	$109,921	32.6%
Scheduled/Distribution	63,640	69.0%	77,155	68.3%	207,980	68.1%	226,763	67.4%

Total Sales	$92,234	100.0%	$112,976	100.0%	$305,242	100.0%	$336,684	100.0%

Sales by Country
United States	$60,348	65.4%	$69,851	61.8%	$195,382	64.0%	$207,491	61.6%
Canada	31,886	34.6%	43,125	38.2%	109,860	36.0%	129,193	38.4%

Total Sales	$92,234	100.0%	$112,976	100.0%	$305,242	100.0%	$336,684	100.0%

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Dynamex — Third Quarter Fiscal Year 2009
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DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Nine months ended
	April 30,
	2009	2008
OPERATING ACTIVITIES
Net income	$6,983	$11,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,443	2,119
Amortization of deferred bank financing fees	2	10
Provision for losses on accounts receivable	1,242	608
Stock option compensation	1,096	893
Deferred income taxes	779	809
Non-cash rent expense	136	37
Gain on disposal of property and equipment	(38)	(15)
Changes in current operating assets and liabilities:
Accounts receivable	2,799	(5,995)
Prepaids and other assets	(949)	(804)
Accounts payable and accrued liabilities	(7,440)	(2,473)

Net cash provided by operating activities	7,053	6,376

INVESTING ACTIVITIES
Purchase of property and equipment	(5,114)	(2,307)
Acquisition of customer lists	—	(491)
Withdrawal (purchase) of deferred compensation investments	664	(295)

Net cash used in investing activities	(4,450)	(3,093)

FINANCING ACTIVITIES
Net proceeds from sale of common stock	8	967
Tax benefit realized on exercise of stock options	16	325
Purchase and retirement of treasury stock	(10,597)	—
Other assets and deferred offering costs	521	(127)

Net cash (used in) provided by financing activities	(10,052)	1,165

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(2,017)	308

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,466)	4,756
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,888	8,857

CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,422	$13,613

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$101	$119

Cash paid for taxes	$5,067	$6,649

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